Exhibit 99.1


THE FOLLOWING IS THE TEXT OF A PRESS RELEASE DATED JULY 14, 2003, ISSUED BY OFFICEMAX. INC.:

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OFFICEMAX, INC.     Headquarters: 3605 Warrensville Center Rd., Shaker Heights, OH  44122-5203
                                  Mailing Address:  P.O. Box 228070, Cleveland, OH  44122-8070

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NEWS RELEASE        FOR IMMEDIATE RELEASE

                    For  investor inquiries:       For media inquiries:
                    Michael Weisbarth              Steve Baisden
                    SVP, Treasurer                 Manager, Investor &
                    (216) 471-6698                 Public Relations
                                                   (216) 471-3441
                    investor@officemax.com
                    ----------------------
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OFFICEMAX AND BOISE CASCADE CORPORATION REACH DEFINITIVE AGREEMENT FOR
BUSINESS COMBINATION

OFFICEMAX SHAREHOLDERS TO RECEIVE APPROXIMATELY $1.2 BILLION IN CASH AND STOCK, REPRESENTING A 25 PERCENT PREMIUM OVER THE CLOSING PRICE FROM FRIDAY

TRANSACTION STRATEGICALLY POSITIONS OFFICEMAX AND BOISE OFFICE SOLUTIONS TO BETTER DELIVER COMPELLING VALUE TO OFFICE PRODUCTS CUSTOMERS THROUGH ALL CHANNELS, ACROSS ALL MARKET SEGMENTS

CLEVELAND - July 14, 2003 - OfficeMax, Inc. (NYSE: OMX) announced today that it has reached a definitive agreement with Boise Cascade Corporation (NYSE:
BCC) to combine with its Boise Office Solutions group, giving OfficeMax shareholders an approximate purchase price of $1.2 billion, or $9.00 per fully diluted share. The price represents a 25 percent premium over OfficeMax's closing price on July 11, 2003 and a premium of 30 percent over OfficeMax's average trading price over the last 30 days. Boise will pay the purchase price in cash and common stock, using 30 percent cash and 70 percent common stock. Prior to the OfficeMax shareholders meeting, Boise may elect to use as much as 45 percent cash and 55 percent common stock. The common stock consideration is subject to a customary price collar of plus or minus 10 percent from the closing price of Boise's common stock on July 11, 2003 of $23.43 per share.

Under the conditions of the collar, if Boise's average stock price prior to closing is at or below $21.09, the exchange ratio shall be 0.4268. If Boise's average stock price prior to closing is between $21.09 and $25.77, the exchange ratio shall be adjusted to deliver combined cash and stock consideration valued at $9.00 per share. If Boise's average stock price prior to closing is at or above $25.77, the exchange ratio shall be 0.3492. If Boise elects to increase the cash component and Boise's stock price prior to closing is outside of the collar, the per share cash consideration will be adjusted up or down, as appropriate, so that the aggregate consideration received by OfficeMax's shareholders remains unchanged regardless of Boise's election. The consideration to be received in the transaction will be fully taxable to OfficeMax shareholders.

Michael Feuer, OfficeMax's co-founder, chairman and chief executive officer, said, "This business combination gives the newly formulated organization the ability to better serve all channels of the office products market from home offices to small businesses to large corporations. Together, OfficeMax with Boise will be strategically and financially stronger and rival the size of its closest competitors. From a single store in suburban Cleveland 15 years ago, OfficeMax has emerged as one of North America's leading and largest specialty retailers, serving small business through our retail superstores, e-commerce, catalog and with a direct sales force. Boise Office Solutions primarily serves the larger institutional and corporate business segments. Melded into one, OfficeMax with Boise will equal huge benefits for all constituencies, including customers, associates of both companies, vendor partners and our respective shareholders."

George Harad, Boise's chairman and chief executive officer, said, "We are delighted and proud of our new proposed association with the OfficeMax organization. Over the last year, under a strong management team, OfficeMax has led the industry in same-store sales growth, introduced new store formats, and improved productivity and margins in its operations. OfficeMax's proven retail expertise and powerful brand complement Boise Office Solutions' exceptional strength in the contract customer segment and our strong commitment to customer service supported by leading-edge technology."

This transaction is the result of an initial contact made by OfficeMax earlier in 2003, according to Mr. Feuer. "Over the past six months OfficeMax, working closely with its financial advisors, the KeyBanc Capital Markets unit of McDonald Investments


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PAGE 2 OF 3
OFFICEMAX, INC.
BUSINESS COMBINATION
JULY 14, 2003

Inc. and Lehman Brothers Inc., assessed the viability of this type of combination and its potential to enhance OfficeMax shareholder value."

OfficeMax's combination with Boise has already been unanimously approved by both companies' boards of directors and is subject to customary approvals under antitrust laws and by the shareholders of OfficeMax and Boise. At this time, the transaction is expected to be completed in late fall or early winter.

                                     # # #

ABOUT OFFICEMAX
OfficeMax serves its customers through nearly 1,000 superstores, e-commerce Web sites and direct-mail catalogs. The Company has operations in the United States, Canada, Puerto Rico, the U.S. Virgin Islands and Mexico. In addition to offering office products, business machines and related items, OfficeMax superstores feature CopyMax and FurnitureMax, store-within-a-store modules devoted exclusively to "print-for-pay" services and office furniture. The Company also reaches customers in the United States with an offering of over 40,000 items through its award winning e-commerce site, OfficeMax.com, its direct-mail catalogs and its outside sales force, all of which are serviced by its three PowerMax distribution facilities, 17 delivery centers and two national customer call and contact centers.

ABOUT BOISE OFFICE SOLUTIONS
Boise Office Solutions is a premier multinational distributor of office technology products, office furniture, and paper and had 2002 sales of $3.5 billion. Office Solutions posted domestic e-commerce sales of more than $1 billion in 2002. Headquartered in Itasca, Illinois, Boise Office Solutions has customers ranging in size from small organizations to multinational corporations. Boise Office Solutions has operations throughout the United States, Australia, New Zealand, Canada and Mexico.

ABOUT BOISE
Boise delivers office, building, and paper solutions that help our customers to manage productive offices and construct well-built homes - two of the most important activities in our society. Boise's 24,000 employees help people work more efficiently, build more effectively, and create new ways to meet business challenges. Boise also provides constructive solutions for environmental conservation by managing natural resources for the benefit of future generations. Boise had sales of $7.4 billion in 2002. Visit the Boise website at http://www.bc.com/.


Note: Statements in this news release, other than those concerning historical information (including information incorporated by reference), contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any information in this news release that is not historical information is a forward-looking statement which may be identified by the use of language such as "may," "will," "should," "expects," "plans," "anticipates," "estimates," "believes," "thinks," "continues," "indicates," "outlook," "looks," "goals," "initiatives," "projects," or similar expressions. These statements are likely to address the Company's growth strategy, future financial performance (including sales, gross margin and earnings), strategic initiatives (including the Company's proposed combination with Boise Cascade Corporation), marketing and expansion plans, and the impact of operating initiatives. The forward-looking statements, which speak only as of the date the statement was made, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated, projected or implied in the forward-looking statements. These risks and uncertainties include those described in Exhibit
99.1 of the Company's Annual Report on Form 10-K for the fiscal year ended January 25, 2003, and in other reports and exhibits to those reports filed with the Securities and Exchange Commission. You are strongly urged to review such filings for a more detailed discussion of such risks and uncertainties. The Company's filings with the Securities and Exchange Commission are available at no charge at www.sec.gov and www.freeEDGAR.com, as well as on a number of other web sites including OfficeMax.com, under the investor information section. These risks and uncertainties also include the following: risks associated with general economic conditions (including the effects of the continuing hostilities in Iraq and Afghanistan, additional terrorist attacks and hostilities, decline in the stock market, currency devaluation, slower than anticipated economic recovery and declining employment rate or other changes in our customers' business environments, including an increase in


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PAGE 3 OF 3
OFFICEMAX, INC.
BUSINESS COMBINATION
JULY 14, 2003

bankruptcy filings); increasing competition that includes office supply superstores, wholesale clubs, contract stationers, computer and electronics superstore retailers, Internet merchandisers and mass merchandisers, as well as grocery and drug store chains; the result of continuing FAS 142 assessments; the impact of the adoption of EITF 02-16 and FIN 46 along with other new accounting pronouncements; and the risk that the Company's proposed combination with Boise Cascade Corporation is not consummated due to the failure to obtain required regulatory and shareholder approvals. The foregoing list of important factors is not exclusive. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

OfficeMax, Inc. and Boise Cascade Corporation will file with the Securities and Exchange Commission (the "SEC") a registration statement, a joint proxy statement/prospectus and other relevant documents regarding the proposed business combination transaction referred to in the foregoing information. Shareholders are urged to read the registration statement and joint proxy statement/prospectus regarding the proposed business combination, when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents filed by OfficeMax, Inc. and Boise Cascade Corporation at the SEC's website at www.sec.gov. Copies of the joint proxy statement/prospectus (when it is available) and these other documents may also be obtained, without charge, by directing a request to Michael Weisbarth at OfficeMax, Inc. at (216) 471-6698 or to Vincent Hannity at Boise Cascade Corporation at (208) 384-6390.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Investors may obtain a detailed list of names, affiliations and interests of OfficeMax, Inc. participants in the solicitation of proxies of shareholders to approve the proposed business combination from an SEC filing under Schedule 14A made by OfficeMax, Inc. prior to, or concurrently with, the filing of the preliminary joint proxy statement/prospectus with the SEC. Investors may obtain a detailed list of names, affiliations and interests of Boise Cascade Corporation participants in the solicitation of proxies of shareholders to approve the proposed business combination from an SEC filing on Form S-4 made by Boise Cascade Corporation prior to, or concurrently with, the filing of the preliminary joint proxy statement/prospectus with the SEC.